Exhibit 99.1

FOR IMMEDIATE RELEASE

OncoMed Pharmaceuticals Reports Third Quarter 2016 Financial Results

Ends Quarter with $207 Million Cash
Enrollment Complete in Phase 2 Trials for Demcizumab and Tarextumab;

On Track for Data in 1H 2017

OncoMed Management to Host Conference Call/Webcast this Afternoon at 4:30 p.m. ET/1:30 p.m. PT

REDWOOD CITY, Calif., November 1, 2016 – OncoMed Pharmaceuticals, Inc. (Nasdaq:OMED), a clinical-stage company focused on discovering and developing novel anti-cancer stem cell and immuno-oncology therapeutics, today reported third quarter financial results.  As of September 30, 2016, cash, cash equivalents and short-term investments totaled $207.6 million.

“OncoMed remains focused on execution across our pipeline, completing enrollment in two randomized Phase 2 trials for demcizumab and tarextumab and driving toward randomized Phase 2 results and potential partner opt-ins in the first half of 2017,” said Paul J. Hastings, Chairman and Chief Executive Officer.  “Additionally, we will continue to generate new data on multiple compounds in the clinic, and we expect to file INDs for two immuno-oncology programs in late 2016 though the first half of 2017.”

Q3 Highlights

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Completed enrollment of 207 patients a month ahead of schedule in the Phase 2 YOSEMITE trial of demcizumab (anti-DLL4, OMP-21M18) in combination with Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin bound) plus gemcitabine in first-line metastatic pancreatic cancer.  Topline results are expected in the first half of 2017, enabling a potential opt-in by Celgene Corporation (Celgene).

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Completed enrollment of 145 previously untreated patients with extensive-stage small cell lung cancer (SCLC) three months ahead of schedule in the Phase 2 PINNACLE clinical trial of tarextumab (anti-Notch2/3, OMP-59R5) in combination with etoposide and platinum-based chemotherapy.  Topline are results expected in the first half of 2017, enabling a potential opt in by GlaxoSmithKline (GSK).

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Presented interim data from the Phase 1b clinical trials of vantictumab (anti-Fzd, OMP-18R5) and ipafricept (FZD8-Fc, OMP-54F28) in pancreatic cancer at the European Society of Medical Oncology (ESMO) 2016 Congress.  OncoMed expects to submit data packages for both vantictumab and ipafricept to Bayer Pharma AG (Bayer) for opt-in consideration during the first half of 2017.

Development updates

OncoMed’s Phase 2 DENALI clinical trial of demcizumab in combination with carboplatin/pemetrexed in first-line non-small cell lung cancer (NSCLC) has enrolled 81 patients as of October 31, 2016.  Based on the evolving treatment landscape for front-line NSCLC, OncoMed has stopped further enrollment of patients in this Phase 2 randomized clinical trial and plans to continue to treat currently enrolled patients and to analyze the data from those patients in time to support the YOSEMITE data and the potential opt-in package in the first half of 2017. Additionally, OncoMed will supplement the opt-in package with interim safety, biomarker, and early efficacy data from its ongoing Phase 1b trial of demcizumab combined with

OncoMed ReportsThird Quarter 2016 Financial Results

pembrolizumab.  OncoMed anticipates having response rate, progression-free survival, interim overall survival and safety data for DENALI in parallel with the results of YOSEMITE.  DENALI data combined with the Phase 1b combination data with demcizumab and pembrolizumab will inform future development of demcizumab in NSCLC.

GSK has notified OncoMed of its decision to focus its current collaboration with OncoMed on tarextumab in SCLC based on the PINNACLE study and to terminate its option on the brontictuzumab (anti-Notch1, OMP-52M51) program.  As a result of the termination, OncoMed will retain the worldwide rights to develop brontictuzumab.

OncoMed will continue its ongoing efforts with investigators to plan the conduct of a Phase 1b clinical trial of brontictuzumab in combination with trifluridine and tipiracil tablets (Lonsurf®) in third-line colorectal cancer.  The trial includes enrollment of biomarker-positive patients whose tumors express the activated form of Notch1.  OncoMed has previously presented Phase 1 data that suggest brontictuzumab has single-agent activity in patients with tumors that are positive for the Notch1 biomarker.  The prevalence of activated Notch1 in colorectal cancer is expected to be about 50 percent.  Enrollment in the Phase 1b study is expected to commence in late 2016 or early 2017.

2016 Upcoming Milestones

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Present first-in-human data for anti-DLL4/VEGF (OMP-305B83) and anti-RSPO3 (OMP-131R10) from ongoing Phase 1 trials at the EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium being held in Munich, Germany November 29-December 2, 2016.

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File an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) before year-end for one of two immuno-oncology therapeutic candidates:  IO#2, partnered with Celgene, or GITRL-Fc, a wholly owned OncoMed asset.  A second IND application is expected to follow in the first half of 2017.

Third Quarter 2016 Financial Results

Cash, cash equivalents and short-term investments totaled $207.6 million as of September 30, 2016, compared to $171.5 million as of June 30, 2016.  The company’s cash balance includes net proceeds of $59.2 million from a follow-on offering completed August 23, 2016.

Revenues for the three months ended September 30, 2016 were $5.9 million, an increase of $1.2 million, compared to total revenue of $4.7 million for the three months ended September 30, 2015.  This increase was primarily due to amortization of the $70.0 million safety milestone achieved in the fourth quarter of 2015.

Research and development (R&D) expenses were $27.4 million for the third quarter of 2016 compared with $24.7 million for the same period in 2015.  Higher R&D expenditures during the third quarter 2016 were attributable to increased manufacturing costs for the IO#2 and GITRL-Fc programs, increased clinical costs for the anti-RSPO3 and vantictumab programs and increased personnel costs. These increases were partially offset by a decrease in 2016 spending for the tarextumab program.

General and administrative (G&A) expenses were $4.5 million for the quarters ended September 30, 2016 and September 30, 2015.  G&A costs during the third quarter 2016 increased due to personnel costs, offset by financing costs in the third quarter of 2015 related to the filing of the Form S-3 registration statement in June 2015.

Net loss for the third quarter 2016 was $25.9 million ($0.77 per share), compared to $24.5 million ($0.81 per share) for the same period of 2015.  The change in net loss from the same quarter in 2015 was primarily attributable to an increase in research and development expenses.

OncoMed ReportsThird Quarter 2016 Financial Results

Conference Call Today

OncoMed management will host a conference call today beginning at 4:30 p.m. ET/1:30 p.m. PT to review third quarter 2016 financial results and recent progress.

Analysts and investors can participate in the conference call by dialing 1-855-420-0692 (domestic) and
1-484-756-4194 (international) using the conference ID#22966202.  A webcast of the conference call will be accessible through a link in the Investor Relations section of the OncoMed website: http://www.oncomed.com.  An audio replay of the conference call can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 utilizing the conference ID number listed above.  The web broadcast of the conference call will be available for replay through December 31, 2016 via the OncoMed website.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel anti-cancer stem cell and immuno-oncology therapeutics.  OncoMed has seven anti-cancer therapeutic candidates in clinical development, including demcizumab (anti-DLL4, OMP-21M18), tarextumab (anti-Notch2/3, OMP-59R5), brontictuzumab (anti-Notch1, OMP-52M51), anti-DLL4/VEGF bispecific antibody (OMP-305B83), vantictumab (anti-FZD, OMP-18R5), ipafricept (FZD8-Fc, OMP-54F28), and anti-RSPO3 (OMP-131R10), which each target key cancer stem cell signaling pathways including Notch, Wnt and R-spondin LGR.  OncoMed is advancing its wholly owned GITRL-Fc candidate and an undisclosed immuno-oncology candidate (IO#2) toward clinical trials in the 2016-2017 timeframe.  OncoMed has formed strategic alliances with Celgene Corporation, Bayer Pharma AG and GlaxoSmithKline (GSK).

Additional information can be found at the company's website: www.oncomed.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed's expectations regarding the timing of results from Yosemite, Pinnacle, DENALI, and OncoMed’s other clinical trials; the timing and presentation of OncoMed’s submission of opt-in data packages for demcizumab, tarextumab, vantictumab and ipafricept to its partners; the data to  be included in the opt-in data packages; the potential for and timing of opt-in decisions by Celgene, GSK, and Bayer; OncoMed’s rights to the brontictuzumab program; OncoMed’s ability to advance its development pipeline and generate new data on its product candidates in the clinic; the potential single-agent activity of brontictuzumab in tumors positive for activated Notch1; the prevalence of activated Notch1 in colorectal cancer; OncoMed’s future development plans for its product candidates, including brontictuzumab, IO#2 and GITRL-Fc, and the timing thereof; and the timing of the filing of IND applications with the FDA.  Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed's clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed's dependence on its collaboration partners, including Celgene, GSK and Bayer, for the funding of its partnered programs; OncoMed's ability to raise additional capital to support the development of its unpartnered programs; OncoMed's reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed's reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed's ability to discover, develop and commercialize additional product candidates; and OncoMed's dependence on its key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed's business in general, see OncoMed's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 10, 2016, OncoMed's Quarterly Report on Form 10-Q filed with the SEC on November 1, 2016, and OncoMed’s other periodic reports filed with the SEC.

Contact:

Michelle Corral

Senior Director, Investor Relations and Corporate Communications

OncoMed Pharmaceuticals

michelle.corral@oncomed.com

(650) 995-8373

OncoMed ReportsThird Quarter 2016 Financial Results

ONCOMED PHARMACEUTICALS, INC.
Condensed Statements of Operations
(Unaudited)
(Amount in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2016	2015	2016	2015

Total revenue:	$5,919	$4,687	$18,935	$19,060

Operating expenses:
Research and development	27,361	24,712	85,467	66,190
General and administrative	4,493	4,536	14,464	13,607
Total operating expenses	31,854	29,248	99,931	79,797
Loss from operations	(25,935)	(24,561)	(80,996)	(60,737)
Interest and other income, net	80	94	247	143
Loss before income taxes	(25,855)	(24,467)	(80,749)	(60,594)
Income tax provision	9	12	15	35
Net loss	$(25,864)	$(24,479)	$(80,764)	$(60,629)
Net loss per common share, basic and diluted	$(0.77)	$(0.81)	$(2.57)	$(2.02)

Shares used to compute net loss per common share, basic and diluted	33,758,423	30,072,662	31,435,446	30,001,697

ONCOMED PHARMACEUTICALS, INC.
Condensed Balance Sheets
(Unaudited)
(Amount in thousands)

	September 30, 2016	December 31, 2015

Cash, cash equivalents and short-term investments	$207,590	$157,279
Prepaid and other assets	10,598	80,608
Total assets	$218,188	$237,887

Deferred revenue	$185,186	$201,155
Other liabilities	36,183	33,181
Stockholders' equity (deficit)	(3,181)	3,551
Total liabilities and stockholders' equity (deficit)	$218,188	$237,887